Exhibit 99.1

CONTACT:

Stu Zakim

American Media, Inc.

212.743.6524

Matthew Hiltzik/Lisa Dallos

Freud Communications Inc.

212.582.9795

FOR IMMEDIATE RELEASE

AMERICAN MEDIA, INC. NAMES JOHN J. MILLER

PRESIDENT AND CHIEF OPERATING OFFICER

NEW YORK, NY (January 5, 2006) American Media, Inc. (AMI) Chairman and Chief Executive Officer David Pecker today announced that John J. Miller has been named President and Chief Operating Officer of American Media, Inc.

Mr. Miller joins AMI after nearly 30 years of publishing, media, and financial management experience. He most recently served as Senior Vice President/Group Publishing Director for Hachette Filipacchi Media, the U.S. operation of the world’s largest consumer magazine company.

Mr. Miller will assume his role effective on or before January 16, working in the company’s New York offices and will report directly to Mr. Pecker. As AMI’s President and Chief Operating Officer, Mr. Miller will oversee the company’s worldwide publishing business operations including corporate advertising sales, marketing and research; event marketing; web and television initiatives; licensing; subscription marketing; business management, planning and budgets; mergers and acquisitions; and AMI International Publishing (with over 40 titles based in London).

“John is the perfect partner to help me expand AMI,” Mr. Pecker said. “While CEO of Hachette, I witnessed firsthand his remarkable strengths and versatility in establishing new properties, in repositioning and re-launching titles, and in growing and expanding existing businesses.”

“John successfully breathed life into Home Magazine, strengthened the then-faltering Elle Décor start-up, and developed highly successful businesses out of American Photo and Popular Photography,” Mr. Pecker continued. “Since taking over Woman’s Day in 2002, John has increased its advertising pages by 20%, bringing it to #2 share of market in the women’s service field.”

“John is a seasoned executive who brings a unique and diverse skill set that is unparalleled in the industry. In his almost 30 years in the business, John has had executive management responsibility for 12 magazines and 10 websites across a variety of categories, has been the publisher of five different magazines, and has held financial management positions as well,” Mr. Pecker added.

Mr. Miller said: “While it is not easy leaving a great company like Hachette after 30 years, AMI offers extraordinary growth potential and is extremely well positioned to take full advantage of emerging technologies. I look forward to being part of that effort. David has done an amazing job of building a major magazine company, and I am very happy to have the opportunity to work with David again.”

Background on John J. Miller

Mr. Miller had been serving as Senior Vice President, Group Publishing Director of the Women’s Service and Shelter Media at Hachette Filipacchi Media, Inc., overseeing Woman’s Day Magazine, Woman’s Day Special Interest Publications, Home Magazine, Elle Décor, Metropolitan Home, For Me, and the websites Womansday.com, Homemag.com, Elledécor.com, Methome.com and ForMeMagazine.com.

Mr. Miller had previously served as Senior Vice President, Group Publisher of the Hachette Home Group and Vice President and Publisher of the Photography Magazine Group in addition to various financial management positions at CBS Magazines.

Mr. Miller has a Bachelor of Science degree in Accounting from The University of Connecticut and an MBA degree from New York University.

Background on American Media, Inc.

American Media, Inc. is one of the largest media companies in the U.S. and is the leading publisher of celebrity journalism, health and fitness and Spanish language, with 21 magazines with over 50 million readers each week. These include Star magazine, The National Enquirer, Shape, Men’s Fitness, Muscle & Fitness, MPH, Flex, Fit Pregnancy, and Natural Health magazines; the largest newsstand Latino magazine, ¡Mira!; Shape En Espanol; and the best selling country music magazine, Country Weekly. In addition to print properties, AMI owns Distribution Services, Inc., the country’s #1 in-store magazine merchandising company.

Evercore Partners, with offices in New York, Los Angeles and San Francisco, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners (“ECP”) affiliate. ECP investments include AMI, Michigan Electric Transmission Co., Telenet and Diagnostic Imaging Group.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include American Media Inc., Grupo Corporativo Ono, Houghton Mifflin, Michael Foods, National Waterworks, Nortek, ProSiebanSat.1 Media, Rayovac, Simmons Company, Transwestern Publishing, Warner Chilcott and Warner Music.

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